GROVE VILLAGE LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

Year Ended December 31, 2008

PAILET, MEUNIER and LeBLANC, L.L.P.

CONTENTS

PAGE
INDEPENDENT AUDITOR'S REPORT	3

FINANCIAL STATEMENTS:
Balance Sheets	4-5
Statements of Income	6
Statements of Changes in Partners' Equity	7
Statements of Cash Flows	8-9
Notes to Financial Statements	10-14

INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTARY INFORMATION	16
Balance Sheet Data	17-18
Statement of Income Data	19-22
Statement of Changes in Partners' Equity Data	23
Statement of Cash Flows Data	24-25
Supplementary Data Required by HUD	26-28

INDEPENDENT AUDITOR'S REPORT ON THE INTERNAL CONTROL	29-30

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC REQUIREMENTS APPLICABLE TO MAJOR HUD PROGRAMS	31

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC REQUIREMENTS APPLICABLE TO FAIR HOUSING AND NON-DISCRIMINATION	32

CERTIFICATION OF PARTNERS	33

MANAGEMENT AGENT'S CERTIFICATION	34

AUDITOR INFORMATION	35

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT

To the Partners
Grove Village Limited Partnership
Portland, Oregon

We have audited the accompanying balance sheets of Grove Village Limited Partnership, owner of Grove Village Apartments, HUD Section 8 Contract Nos. TX16L00024 and TX16M000311, as of December 31, 2008, and the related statements of operations, changes in partners' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grove Village Limited Partnership as of December 31, 2008 and
the results of its operations, changes in partners' equity, and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of
America.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, we have also issued a report dated May 7, 2009, on our consideration of Grove Village Limited Partnership's internal control, and reports dated May 7, 2009, on its compliance with specific requirements applicable to major HUD programs and specific requirements applicable to Fair Housing and Non-Discrimination. Those reports are an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.
Metairie, Louisiana
May 7, 2009

GROVE VILLAGE LIMITED PARTNERSHIP

BALANCE SHEET

DECEMBER 31, 2008

ASSETS
Rental property and equipment, at cost:
Buildings, furnishings and equipment	$9,729,480
Accumulated depreciation	(1,043,949)
8,685,531
Land	876,846
9,562,377

Restricted deposits:
Replacement reserves	14,720
Other reserves	122,486
Tenant trust - security deposits	19,237
156,443

Other assets:
Cash	58,147
Accounts receivable	4,837
Prepaid expenses	24,350
Intangible assets, net of amortization of $33,793	319,700
407,034
TOTAL ASSETS	$10,125,854

The accompanying notes are an integral part of these financial statements.

GROVE VILLAGE LIMITED PARTNERSHIP

BALANCE SHEET

DECEMBER 31, 2008

LIABILITIES AND PARTNERS' EQUITY
Liabilities:
Mortgage note payable	$6,119,975
Developer fee payable	1,487,120
Notes payable - affiliate	2,065,969
Accounts payable	397,418
Accrued interest payable	446,002
Rents received in advance	10,820
Tenant security deposits payable	18,559
10,545,863

Partners' equity	(420,009)

TOTAL LIABILITIES AND EQUITY	$10,125,854

The accompanying notes are an integral part of these financial statements.

GROVE VILLAGE LIMITED PARTNERSHIP

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

Revenue:
Rent, net	$1,518,444
Other	29,229

Total Income	1,547,673
Expenses:
Administrative	495,412
Utilities	464,832
Operating and maintenance	269,966
Taxes and insurance	138,351
Interest	445,109
Other financial	65,695
Depreciation	606,331
Amortization	24,921
Total expenses	2,510,617

Operating income (loss) before partnership revenue (expenses)	(962,944)
Partnership revenue	52
Other expenses	(140,313)

Net income (loss)	$(1,103,205)

The accompanying notes are an integral part of these financial statements.

GROVE VILLAGE LIMITED PARTNERSHIP

STATEMENT OF CHANGES IN PARTNERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2008

	Total	General Partner	Limited Partner
Balance - January 1, 2008	$9,302	$(1,321,330)	$1,330,632

Contributions	673,894	217,455	456,439

Net income (loss)	(1,103,205)	(110)	(1,103,095)

Balance - December 31, 2008	$(420,009)	$(1,103,985)	$683,976

The accompanying notes are an integral part of these financial statements.

GROVE VILLAGE LIMITED PARTNERSHIP

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

Cash flows from operating activities:
Net Income (Loss)	$(1,103,205)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization expense	631,252
Changes in certain assets and liabilities:
Accounts receivable	181,479
Prepaid expenses	(13,235)
Accounts payable	249,216
Accrued interest payable	202,136
Rent received in advance	4,860
Entity/construction liability accounts	7,500
Tenant security deposits	(678)

Net cash provided (used) by operating activities	159,325

Cash flow from investing activities:
Additions to fixed assets	(104,884)
Deposits to reserve accounts	(135,451)
Net cash provided (used) by investing activities	(240,335)

Cash flow from financing activities:
Proceeds from notes payable	(60,025)
Contributions	643,440
Payment of construction payable	(467,000)
Net cash provided (used) by financing activities	116,415

Net increase (decrease) in cash and equivalents	35,405
Cash and equivalents, beginning of year	22,742
Cash and equivalents, end of year	$58,147

The accompanying notes are an integral part of these financial statements.

GROVE VILLAGE LIMITED PARTNERSHIP

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

Supplemental disclosure of cash flow information:
Cash paid for interest	$61,976

Supplemental schedule of non-cash investing and financing activities:

Additions to fixed assets from reclassification of: Construction-in-progress	$2,388

The accompanying notes are an integral part of these financial statements.

GROVE VILLAGE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 1 - NATURE OF BUSINESS

Grove Village Limited Partnership (the Partnership) is an Oregon limited partnership which was formed in 2004 to own and operate a 232-unit apartment project (the Project) in Dallas, Texas. The Project was rehabilitated in conformity with the provisions of Section 42 of the Internal Revenue Code, including, but not limited to, complying with tenant eligibility and rent restrictions.

The Partnership was initially formed by and among the General Partner, Walker Guardian LLC, an Oregon limited liability company, and the Limited Partner, Walker Bridge L.L.C. The Partnership shall continue until January 1, 2050 unless terminated as provided by the Agreement of Limited Partnership. During 2006 a new limited partner WNC Housing Tax Credit Fund VI Series 13, L.P was admitted and Walker Bridge L.L.C. withdrew as the limited partner.

The Partnership has assumed existing contracts with the US. Department of Housing and Urban Development ("HUD") under the Section 8 Housing Assistance Payment Program, which covers 143 of the 232 housing units in the Project. The project receives a rent subsidy provided by HUD. During the year rental revenue from HUD totaled $969,904, representing 63 percent of total revenue. The rent subsidy contracts with HUD expire August 31, 2009 and September 30, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting
The accrual method of accounting is used for financial statement purposes.

Depreciation
Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful lives of the related assets.

Amortization
Amortization is computed on a straight-line basis. Financing costs are amortized over 5 years.

Income Taxes
No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

Cash Equivalents
For purposes of the statement of cash flows, the Partnership considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2008, there were no cash equivalents.

GROVE VILLAGE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.

Concentration of Credit
The Partnership maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable
Accounts receivable are reported at the amount management expects to collect on balances outstanding at December 31, 2008. Management closely monitors outstanding balances and writes off all balances deemed uncollectible.

Going Concern
The partnership has been evaluated as to its ability to continue to operate as a going concern. The willingness and ability of management to continue to fund operating deficits for the partnership mitigates concerns related to the lack of cash flow. As a result the partnership is expected to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS AND PRIOR PERIOD

Developer fee payable
Developer fees are owed to an affiliate of the general partner for services rendered during the rehabilitation of the project . There is no interest charged on the note. There were no payments made during the year. As of December 31, 2008 developer fee payable totaled $1,487,120 all of which was earned.

Property Management Fee
Management of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2008, management fees charged by the related entity totaled $107,174. Payments totaling $173,741 were made during 2008.

Asset Management Fee
The operating agreement provides for the limited partner to be paid an annual asset management fee beginning in 2008 in the amount of $7,500 with annual increases of 3%. The fee is cumulative. As of December 31, 2008, $7,500 was charged and payable.

GROVE VILLAGE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 3 - RELATED PARTY TRANSACTIONS AND PRIOR PERIOD - (CONTINUED)

Other fees
Tenant and employment background screening services of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2008, screening fees totaling $11,298 were earned by and paid to the related entity.

Land Acquisition Fee
The partnership agreement provides for the general partner to be paid a land acquisition fee in the amount of $15,000 for services in locating, negotiating and closing on the purchase of the real property. As of December 31, 2008 land acquisition fee payable totaled $15,000.

Guardian Management Loan
A loan payable to an affiliate of the General Partner totaled $737,156 for 2008. The amounts relate to operating costs of the Project, financing costs and capital improvements to the Project. Under the terms of the Agreement of Limited Partnership, the loan bears interest at 9.5% per annum over a 40 year period. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. No payments were made during 2008. As of December 31, 2008, interest charged and payable totaled $163,403.

Walker Bridge Loan
Under the terms of the Agreement of Limited Partnership, amounts advanced by Walker Bridge LLC bear interest at 9.5% per annum. No payments were made during 2008. Principal due on the note totaled $1,078,154 for 2008. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. As of December 31, 2008, interest charged and payable totaled $114,008 and $250,949, respectively.

Notes Payable
The partnership has a Note Payable to Apartment Acquisition LLC in the face amount of $633,400 with an initial discount of $451,726. The note is in connection with the purchase of the Project, for which Apartment Acquisitions LLC assigned the right to purchase the Project to the Partnership in exchange for a non-interest bearing note which has been discounted at 7.75%. The cumulative accretion of the discount totaled $68,985 at December 31, 2008. The accretion of the discount for 2008 is $18,635. The note is due in annual payments equal to Net Cash Flow. The note matures December 2020. The note is not secured by the property.

NOTE 4 - MORTGAGE PAYABLE

The partnership has a note payable to U.S. National Bank Association (the "Bank") in the amount of $6,180,000 for the acquisition and operations of the project. The Bank is also the trustee for the Bonds. Monthly payments of $37,384 are due beginning March, 2008 and the note is secured by the property. The note matures February 2023.

GROVE VILLAGE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 4 - MORTGAGE PAYABLE - (CONTINUED)

Affiliates of the general partner have personally guaranteed the Note Payable. The following schedule outlines principal amounts due on the note:

Year	Amount

2009	$71,352
2010	76,896
2011	81,704
2012	86,819
2013	91,934
2014 and thereafter	5,711,270

$6,119,975

NOTE 5 - DISTRIBUTIONS/RESIDUAL RECEIPTS

Distributions payable to partners from funds provided by rental operations are permitted by the regulatory agreement, provided: 1) surplus cash, as defined by HUD, is available for such purposes; 2) the Project is in compliance with all outstanding notices of requirements for proper maintenance; and, 3) there is no default under the regulatory agreement. As of December 31, 2008, there was no surplus cash available for distribution.

NOTE 6 - PARTNERS' CAPITAL

Since the formation of Partnership, total capital contributions of $ -0-, $304, and $2,130,351 have been received from the General Partner, the Special Limited Partner and the Limited Partner, respectively. The Limited Partner is required to make additional capital contributions of $456,438. No additional capital contributions are required by the General Partner and the Special Limited Partner.

NOTE 7 -CONSTRUCTION COSTS PAYABLE

The Partnership has entered into a construction contract for the rehabilitation of the project that provides for total construction costs of $4,676,052 all of which has been billed. During 2008, the construction payable was paid in full.

GROVE VILLAGE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Deficit Guaranty
Under the terms of the partnership agreement, the general partner is obligated to pay all expenses of operating and maintaining the Project in excess of gross collections to the extent necessary to maintain break-even operations, as defined in the agreement. Such payments are required through the break-even date and the ensuing period of approximately six years and are limited to $2,105,000. Any payments made by the general partner would be treated as non-interest bearing loans to the Partnership, to be repaid based on a priority set forth in the partnership agreement.

Tax Credit Guaranty
Affiliates of the general partner (the Guarantors) have entered into a tax credit guaranty agreement. The guarantors are obligated to insure that the property will be constructed and operated in accordance with terms and conditions set forth in the various agreements in order to be eligible for the maximum annual tax credits, as defined in the tax credit guaranty agreement.

Incentive Management Fee
Commencing in 2008, the Partnership shall pay to the general partner, through the compliance period, an annual Incentive Management Fee equal to 40% of Net Operating Income. The Incentive Management Fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the Incentive Management Fee is not paid in any year, it shall not accrue for payment in subsequent years.

Tax Credit Compliance Fee
Commencing in 2006, the Partnership shall pay to the general partner, through the compliance period, an annual tax credit compliance fee equal to 40% of Net Operating Income. The tax credit compliance fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the tax credit compliance fee is not paid in any year, it shall not accrue for payment in subsequent years.

Developer Fee Guaranty
Affiliates of the general partner have entered into a guaranty agreement which guarantees the full and prompt payment of the developer fees when due.